Exhibit 99.2


           Moody's Corporation Authorizes Share Repurchase
               Program and Declares Quarterly Dividend

    NEW YORK--(BUSINESS WIRE)--Aug. 1, 2007--On July 30, 2007, the Board of Directors of Moody's Corporation (NYSE: MCO) authorized a new $2 billion share repurchase program. Moody's expects to commence repurchases under the new program immediately following completion of the existing program. As Moody's has previously announced, the company plans to return capital to shareholders by purchasing shares systematically, as well as continuing to purchase opportunistically when conditions warrant. As a result, the company's share repurchase activity may continue to vary from quarter to quarter.

    Moody's Board of Directors also declared a regular quarterly dividend of 8 cents per share of Moody's common stock. The dividend will be payable September 10, 2007 to stockholders of record at the close of business on August 20, 2007.

    Moody's is an essential component of the global capital markets. It provides credit ratings, research, tools and analysis that help to protect the integrity of credit. Moody's Corporation (NYSE: MCO) is the parent company of Moody's Investors Service, which provides credit ratings and research covering debt instruments and securities; Moody's KMV, a provider of quantitative credit analysis tools; Moody's Economy.com, which provides economic research and data services; and Moody's Wall Street Analytics, a provider of software tools and analysis for the structured finance industry. The corporation, which reported revenue of $2.0 billion in 2006, employs approximately 3,600 people worldwide and maintains a presence in 27 countries. Further information is available at www.moodys.com.


    CONTACT: Moody's Corporation
             Lisa Westlake, 212-553-7179
             Vice President
             Investor Relations
             lisa.westlake@moodys.com